Exhibit 99.1

Nemaura to launch new digital brand proBEAT™ in the USA, Targeting a Market of over 100 Million potential users with its Prescription-Free Consumer Wellness Glucose Monitoring Device and Digital Healthcare Subscription Service

Loughborough, England, March 30, 2020 — Nemaura Medical Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and digital solutions for the medical and consumer markets, announced it is planning to launch a digital healthcare subscription service in the USA under the brand name proBEAT™.

proBEAT™ is expected to be available without the need for a prescription and appeal to a broad range of adults encompassing pre-diabetic and Type 2 diabetics, numbering 88 million, and 26 million people respectively1, as well as those seeking to lose weight and/or seeking a healthier lifestyle.

proBEAT™ is expected to help users improve their knowledge of how a range of lifestyle, dietary and health and wellbeing factors impact their sugar levels by acting like a black box flight recorder. Big data about the multitude of factors that affect glucose levels will be gathered from all users and employed in developing and subsequently ‘fine-tuning’ predictive algorithms and artificial intelligence based feedback and prompts. These will then be able to both educate and provide motivational tools to the user to encourage them to lead a healthier lifestyle.

Nemaura is now prioritizing launch plans for its proBEAT™ digital health platform in the U.S. and is considering various options to expedite the launch, including potential partnering with multi-national companies.

Nemaura intends to market this device as a general wellness product as described in the FDA’s guidance document on the subject. General Wellness Products outlined in current FDA guidance are those which have either: (1) An intended use that relates to maintaining or encouraging a general state of health or a healthy activity, or (2) an intended use that relates the role of healthy lifestyle with helping to reduce the risk or impact of certain chronic diseases or disease conditions and where it is well understood and accepted that healthy lifestyle choices may play an important role in health outcomes for the disease or condition2. Further details are provided on Nemaura’s website: https://nemauramedical.com/wp-content/uploads/2020/03/NMRD-Welness-PDF-Final-30Mar2020.pdf

1American Diabetes Association

2 General Wellness: Policy for Low Risk Devices – Guidance for Industry and Food and Drug Administration Staff (September 27, 2019)

About Nemaura Medical, Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT™, and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. Nemaura is planning to submit a PMA application for sugarBEAT™ during the second quarter of 2020 for FDA review of this device under medical device regulations. proBEAT™ comprises a non-invasive glucose monitor and a digital healthcare subscription service and is due to be launched in the US as a general wellness product.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT® in the US, risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT® digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT® qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

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